Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into on the 7th day of November, 2004, by and between DIMON INCORPORATED, a Virginia Corporation (the “Company”), and ROBERT E. HARRISON (the “Executive”).

R E C I T A L S

The Company desires to employ the Executive as the President and Chief Operating Officer of the Company and, subject to election by the Company’s Board of Directors (the “Board”), as the Company’s Chief Executive Officer, effective on or about April 1, 2007. The Executive desires to be employed by the Company in those capacities. Furthermore, the Company desires to provide for the Executive certain severance and other benefits in addition to those provided by the employee benefit plans of the Company. The Company and the Executive desire to confirm their understanding and to provide for the Executive’s employment by the Company pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE 1

EMPLOYMENT OF EXECUTIVE

Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in ARTICLE 3 of this Agreement.

ARTICLE 2

POSITION, RESPONSIBILITIES AND DUTIES

2.1. Position and Responsibilities. During the Term (as defined in Section 3.1), the Executive shall serve as the President and Chief Operating Officer of the Company on the conditions herein provided. The Executive shall provide such executive services in the management of the Company’s business not inconsistent with his positions and the provisions of Section 2.2 as shall be assigned to him from time to time by the Company’s Chief Executive Officer or its Board and shall report to the Company’s Chief Executive Officer.

If elected by the Board, beginning no later than the first Board meeting on or after April 1, 2007, and for the remainder of the Term thereafter, the Executive shall serve as the Chief Executive Officer of the Company on the conditions herein provided. The Executive shall provide such executive services in the management of the company’s business not inconsistent with his position and the provisions of Section 2.2 as shall be assigned to him from time to time by the Board and shall report to the Board.

2.2. Duties. In addition to having the responsibilities described in Section 2.1, during the Term, the Executive shall also serve, if elected, as a director of the Company or as an officer or director of any subsidiary or affiliate of the Company. During the Term and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote his full business time, attention, skill, energies and efforts to the faithful performance of his duties hereunder and to the business and affairs of the Company and any subsidiary or affiliate of the Company and shall not during the Term be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that (i) with the approval of the Board, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board’s judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of the Executive’s duties pursuant to this Agreement and (ii) the Executive shall not be prevented from investing his personal assets in any business which does not compete with the Company or with any subsidiary or affiliate of the Company, where the form or manner of such investment will not require substantial services on the part of the Executive in the operation of the business in which such investment is made. Notwithstanding the foregoing, the duties of the Executive shall not be expanded without the Executive’s prior approval.

ARTICLE 3

TERM

3.1. Term of Employment. The term of the Executive’s employment (the “Initial Term”) under this Agreement shall commence effective as of the closing of the transactions described in the Agreement and Plan of Reorganization between the Company and Standard Commercial Corporation (the “Effective Date”) and shall continue until the earliest to occur of the following dates (the “Termination Date”): (i) the third anniversary of the Effective Date; (ii) the date of death of the Executive; (iii) the date coinciding with the end of one hundred eighty (180) days of continuous “Total Disability” of the Executive (as defined in Section 7.4); (iv) the specified date of termination under the Notice Exception (as defined in Section 3.2); (v) the date of termination under the Cause Exception (as defined in Section 3.3) determined pursuant to Section 3.5; or (vi) the date the Executive terminates his employment for Good Reason (as defined in Section 3.4) determined pursuant to Section 3.5. In the event that the Initial Term shall expire on account of the terminating event described in subparagraph (i) of this Section 3.1, then, notwithstanding the provisions of subparagraph (i) of this Section 3.1, the Initial Term shall be extended automatically, without any further action by the Company or the Executive for successive one-year periods (each, an “Extension Period”) following the expiration of the Initial Term (by reason of the terminating event described in subparagraph (i) of this Section 3.1) or any succeeding one-year Extension Period (except as otherwise provided in this Section 3.1). If either party hereto desires for the Term to expire at the end of the Initial Term or at the end of any succeeding one-year Extension Period, such party shall give written notice of such desire to the other party at least one year before the expiration of the Initial Term or the Extension Period, as applicable. All references herein to the term of the Executive’s employment (the “Term”) shall refer to the Initial Term and shall include any Extension Period.

3.2. Termination by Giving Notice. If the Company desires to terminate the Executive’s employment without Cause prior to the expiration of the Term or if the Executive desires to terminate his employment without Good Reason prior to the expiration of the Term, such party shall give not less than sixty (60) days’ written notice of such desire to the other party specifying the date of termination (the “Notice Exception”). Notwithstanding the foregoing, the Notice Exception shall not be effected by the Company while the Executive is Totally Disabled as provided in ARTICLE 7.

3.3. Termination for Cause; Automatic Termination. Subject to the requirements of Section 3.5 of this Agreement, the Company shall at all times have the right to discharge the Executive for Cause. For purposes of this Agreement, the term “Cause” shall be limited to one or more of the following: (i) the Executive’s failure or refusal to perform his material duties, responsibilities and obligations; (ii) any act of fraud, misappropriation of funds, material dishonesty, theft or embezzlement by the Executive affecting the Company; (iii) the Executive’s conviction of a felony or a plea of nolo contendre to a felony; (iv) the Executive’s willful gross neglect or misconduct resulting in material harm to the Company’s financial condition or reputation or (v) the Executive’s breach of his covenants in ARTICLE 13 (the “Cause Exception”).

Notwithstanding the foregoing, if the Company desires to discharge the Executive for the reason described in subparagraph (i) of this Section 3.3 (a “Policy Infraction”), it shall give notice to the Executive as provided in Section 3.5 and the Executive shall have thirty (30) days after notice has been given to him in which to cure the Policy Infraction. If the Policy Infraction is timely cured by the Executive, the Company’s notice shall become null and void. For purposes of this Agreement, Cause shall not include the Executive’s Total Disability (as defined in Section 7.4).

3.4. Good Reason. Subject to the requirements of Section 3.5 of this Agreement, the Executive may terminate his employment at any time for Good Reason (as defined in this Section 3.4). If the Executive desires to terminate his employment for Good Reason, he shall give notice to the Company as provided in Section 3.5. For purposes of this Section 3.4, “Good Reason” shall mean any of the following:

(a) The Executive’s resignation from the Company’s employment on account of a material diminution or material adverse change by the Board of the duties, functions, responsibilities and authority of the Executive in the position or positions identified in section 2.1 without his consent within six (6) months of such modification;

(b) The Executive’s resignation from the Company’s employment on account of any material breach of a provision of this Agreement by the Company, which breach is not cured within thirty (30) days after notice has been given to the Company by the Executive. Without limiting the generality of the foregoing sentence, the Company shall be in material breach of its obligations hereunder if, for example, the Company shall not permit the Executive to exercise such responsibilities as are consistent with the Executive’s position, or assign the Executive duties that are inconsistent with the Executive’s position and are of such a nature as are usually associated with such offices of a corporation engaged in substantially the same business as the Company, or the Executive shall at any time be required to report to anyone other than directly to the Company’s Chief Executive Officer or the Board as provided in Section 2.1, or the Company shall fail to make a payment when due to the Executive;

(c) The Executive’s resignation from the Company on account of a reduction in the Executive’s Base Salary, annual incentive opportunity or aggregate benefit levels without his consent within six (6) months of such reduction; or

(d) The Executive’s resignation from the Company on account of the Company’s failure to obtain the written assumption of this Agreement in accordance with ARTICLE 26; or

(e) The Executive’s resignation from the Company’s employment on account of the failure by the Board, as of the first meeting of the Board on or after April 1, 2007, to elect or reelect the Executive as the Company’s Chief Executive Officer or the failure of the Company’s shareholders to elect or reelect the Executive as a member of the Board and the Executive then elects to leave the company’s employment within six (6) months of such failure to so elect or reelect the Executive.

Notwithstanding the foregoing, if the Executive desires to terminate his employment for Good Reason as defined in Section 3.4(b), he shall give notice to the Company as provided in Section 3.5 and the Company shall have thirty (30) days after notice has been given to it in which to cure the reason for the Executive’s desire to terminate his employment for Good Reason. If the reason for the Executive’s desire to terminate his employment for Good Reason as defined in Section 3.4(b) is timely cured by the Company, the Executive’s notice shall become null and void.

3.5. Notice of Termination. Any termination by the Company under the Cause Exception or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of Sections 3.3 and 3.4, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) sets forth the Termination Date. If the Executive’s employment is terminated by reason of one of the events described in subparagraph (iv) of Section 3.3 or Section 3.4(b), the Termination Date shall be not less than thirty (30) days nor more than forty-five (45) days after the receipt of the Notice of Termination by the Executive or the Company. If the Executive’s employment is terminated by reason of one of the events described in subparagraphs (i), (ii), (iii) or (v) of Section 3.3, Section 3.4(a), Section 3.4(c), Section 3.4(d) or Section 3.4(e), the Termination Date shall be not more than fifteen (15) days after the receipt of the Notice of Termination by the Executive or the Company.

3.6. Rights of Executive Upon Termination of Employment.

(a) Following the date the Term expires on account of the Executive’s employment through the Initial Term or any Extension Period, or the Executive’s resignation with Good Reason or the Company’s exercise of the Notice Exception, the rights of the Executive shall be as provided in ARTICLES 4, 5, 6, 9, 10, 12, 13, 14, 15, 16, 18, 24 and 26.

(b) Following the date the Term expires on account of the Executive’s death, the rights of the Executive’s personal representative and designated beneficiary (as determined pursuant to ARTICLE 16) shall be as provided in ARTICLES 4, 5, 6, 8, 10, 14, 15, 16, 18, 24 and 26.

(c) Following the date the Term expires on account of the Executive’s Total Disability, the rights of the Executive shall be as provided in ARTICLES 4, 5, 6, 7, 9, 10, 13, 14, 15, 16, 18, 24 and 26.

(d) Following the date the Term expires on account of the Executive’s exercise of the Notice Exception, the rights of the Executive shall be as provided in ARTICLES 4, 5, 6, 9, 10, 13, 14, 15, 16, 18, 24 and 26.

(e) Following the date the Term expires on account of the termination of the Executive for Cause, the Executive shall be entitled to receive his Base Salary through the Termination Date plus any amounts that the Executive was entitled to receive through the Termination Date as provided in ARTICLES 5, 6, 10, 14, 15, 16, 18, 24 and 26. If the Term expires on account of the termination of the Executive for Cause, the Executive shall continue to be subject to the provisions of ARTICLE 13 and the Executive shall forfeit any rights under annual incentive, long-term incentive, equity compensation and similar plans or awards that were not vested on the Termination Date.

ARTICLE 4

COMPENSATION

4.1. Base Salary. For all services rendered by the Executive during the Term, including without limitation, services as an executive, officer, director (except fees and reimbursements to which all members of the Board, or a subsidiary or affiliate of the Company, are generally entitled) or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Executive as compensation a base annual salary (the “Base Salary”), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. The annual rate of the Executive’s Base Salary shall be at least $525,000. The Board’s Committee on Executive Compensation (the “Committee”) shall review the Executive’s performance on an annual basis and may, in its discretion, increase the Executive’s Base Salary on account of his performance.

4.2. Bonus. As of the date of this Agreement, the Company sponsors for the benefit of its senior executives the DIMON Management Incentive Plan (the “MIP”). In addition to the Base Salary provided for in Section 4.1, the Executive shall be entitled to such bonus or bonuses, if any, as may be awarded to the Executive from time to time under the MIP (or any successor or replacement bonus plan or arrangement) (the “Awarded Bonus”). The Awarded Bonus shall be payable in the manner specified in the MIP (or the successor or replacement bonus plan or arrangement, as the case may be). The “target” annual bonus under the MIP shall be at least seventy-five percent (75%) of the Executive’s then-current Base Salary and the maximum annual bonus under the MIP shall be two hundred percent (200%) of the Executive’s “target” annual bonus for the fiscal year. If the Term expires on account of the Executive’s resignation with Good Reason or the Company’s exercise of the Notice Exception, then the Executive shall receive a pro rata amount of the annual bonus for the year that includes the Termination Date as determined by the Committee.

4.3. Special Incentive. In addition to the Base Salary provided for in Section 4.1 and the bonus opportunity provided for in Section 4.2, and for the period beginning on the Effective Date and ending on March 31, 2007 (the “performance period”), the Executive shall be entitled to receive a special incentive bonus (the “Special Incentive”) based on the achievement of objectives in accordance with Exhibit I to this Agreement. The amount of the Special Incentive payable to the Executive shall be determined and paid no later than ten days after the Company’s audited financial statements for the performance period are available to the Company. If the Term expires prior to March 31, 2007 on account of the Executive’s resignation with Good Reason or the Company’s exercise of the Notice Exception, then the Executive’s interest in the Special Incentive shall be vested with respect to a pro rata amount of the Special Incentive as determined by the Committee. If the Term expires prior to March 31, 2007 on account of the Executive’s resignation with Good Reason within twenty-four months after a Change in Control (as defined in Section 12.2) or on account of the Company’s exercise of the Notice Exception within twenty-four months after a Change in Control, then the Executive’s interest in the Special Incentive shall be vested with respect to a pro rata amount of the Special Incentive as determined by the Committee. The Executive shall be entitled to receive the Special Incentive, to the extent earned, if the Term expires on or after March 31, 2007.

4.4. Long-Term Incentive Plans. The Executive shall be eligible to receive awards under the Company’s long-term incentive plans as determined by the Committee in its discretion; provided, however, that if the Executive is not the Company’s Chief Executive Officer, the Executive’s level of participation in such plans shall be the same as the Chief Executive Officer’s level of participation in such plans. If the Term expires on account of the Executive’s resignation with Good Reason or the Company’s exercise of the Notice Exception, then (i) all restrictions on any restricted or deferred stock awards outstanding on the Termination Date shall be eliminated, (ii) all stock options outstanding on the Termination Date with an exercise price equal to or less than the fair market value of the shares as of the close of business on the Termination Date shall be immediately vested and shall remain exercisable for twenty-four (24) months thereafter or until the expiration date of the option, if sooner; provided, that without the Executive’s consent this clause (ii) shall not apply to options that are intended to be incentive stock options under Section 422 of the Internal Revenue Code of 1986 and (iii) all stock options outstanding on the Termination Date with an exercise price greater than the fair market value of the shares as of the close of business on the Termination Date shall be cancelled as of the close of business on the Termination Date.

ARTICLE 5

REIMBURSEMENT OF EXPENSES, OFFICE AND SECRETARIAL ASSISTANCE

The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company’s business, including, but not limited to, expenses for entertainment, travel and other business expenses consistent with the Company’s past practices. During the Term the Executive will be reimbursed for his reasonable expenses incurred for the benefit of the Company in accordance with the general policy of the Company as adopted from time to time by the Board. To receive such reimbursement, the Executive must present to the Company an itemized accounting, in such detail as the Company may reasonably request, of such expenditures. The Company further agrees to furnish the Executive during the Term with an office and such secretarial assistance as shall be suitable to the character of the Executive’s position with the Company and adequate for the performance of his duties hereunder. In the event of the termination of the Executive’s employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such expenses have not been previously reimbursed by the Company.

ARTICLE 6

SUPPLEMENTAL RETIREMENT BENEFIT

The Executive shall participate in the Company’s Supplemental Executive Retirement Plan (the “SERP”). The Executive shall be entitled to receive benefits in accordance with, and subject to, the terms of the SERP, as in effect from time to time. The Executive’s Surviving Spouse (as defined in the SERP) also shall be entitled to receive benefits in accordance with, and subject to, the terms of the SERP, as in effect from time to time.

ARTICLE 7

DISABILITY BENEFITS

7.1. Commencement of Total Disability. If the Executive suffers a “Total Disability” (as defined in Section 7.4) during the Term, he shall be deemed totally disabled (“Totally Disabled”) for purposes of this Agreement as of the date such Total Disability commenced.

7.2. Benefits Payable Upon Total Disability. In the event of the Executive’s disability or Total Disability, he shall be entitled to receive benefits in accordance with, and subject to, the terms of any short-term disability, long-term disability or other plan or program providing benefits for disability maintained by the Company.

7.3. Cessation of Disability. Notwithstanding the provisions of Section 7.2, if prior to the end of the Disability Period, the Executive’s Total Disability shall have ceased under the definition of Total Disability set forth in Section 7.4 and he shall have commenced to perform his regular duties hereunder, the following special provisions shall apply: (i) this Agreement shall continue in full force and effect (except as otherwise provided in ARTICLE 3); and (ii) the Executive shall be entitled to resume his employment under this Agreement and to receive thereafter compensation in accordance with ARTICLE 4 as though he had not been Totally Disabled.

7.4. Definition of Total Disability. For purposes of this Agreement, “Total Disability” shall mean the permanent and total inability, by reason of physical or mental infirmity, or both, of the Executive to perform his regular and customary duties with the Company in a satisfactory manner for one hundred eighty (180) days in any period of three hundred sixty-five (365) days. The determination of the existence or nonexistence of Total Disability shall be made by the Board, pursuant to a medical examination by a medical doctor licensed to practice medicine in the Commonwealth of Virginia selected or approved by the Board.

ARTICLE 8

DEATH BENEFIT

Upon the expiration of the Term on account of the Executive’s death, the Company shall pay to the Executive’s designated beneficiary (as determined pursuant to ARTICLE 16 or the terms of the applicable benefit plan) any life insurance or death benefits payable under any plan or program maintained by the Company.

ARTICLE 9

DEATH FOLLOWING COMMENCEMENT OF PAYMENTS

If (i) the Term expires under circumstances entitling the Executive to receive payments pursuant to ARTICLES 7 or 12 and (ii) the Executive dies prior to receiving any or all of the payments, monthly installments or benefits to which he is due hereunder (including, for the avoidance of doubt, amounts payable under Sections 4.2, 4.3 and 4.4), then such remaining payments, monthly installments or benefits shall be payable to his designated beneficiary (as determined pursuant to ARTICLE 16).

ARTICLE 10

OTHER EMPLOYEE BENEFITS

The Executive shall be entitled to participate in any and all retirement, health, disability, life insurance, long-term disability insurance, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its employees or executives generally, if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such plan or benefit program. Nothing in this ARTICLE 10 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit. Benefits payable pursuant to this Agreement shall be in addition to benefits payable to the Executive under all other employee benefit plans or programs of the Company.

ARTICLE 11

VACATION AND SICK LEAVE

The Executive shall be entitled to four weeks of vacation and reasonable periods of sick leave during each calendar year in accordance with established Company policy. The Executive shall continue to receive his Base Salary during the time of his vacation and sick leave.

ARTICLE 12

TERMINATION COMPENSATION

12.1. Monthly Compensation. Upon the expiration of the Term for any reason, the Executive shall be entitled to continue to receive his Base Salary through the last day of the month in which the Termination Date occurs (the “Termination Month”).

12.2. Severance Payment. In addition to the compensation provided for in Section 12.1, upon the termination of the Executive’s employment by the Company’s exercise of the Notice Exception or by the Executive for Good Reason, the Executive (or in the event of his subsequent death, his designated beneficiary) shall be entitled to receive a single cash payment equal to a multiple of (a) the Executive’s Base Salary as in effect on the Termination Date plus (b) the greater of (i) the Executive’s target annual bonus under Section 4.2 for the year that includes the Termination Date or (ii) the average of the actual annual bonuses paid to the Executive under Section 4.2 for the two years ended before the Termination Date. The multiplier shall be (i) two and one-half (2½) if the Termination Date occurs during the Initial Term, (ii) three (3) if the Termination Date is within twenty-four months after a Change in Control or (iii) two (2) in all other cases. In addition, for thirty months following the Termination Date (or thirty-six months if the Termination Date is within twenty-four months after a Change in Control), the Executive shall continue to participate in all employee welfare benefit plans or programs of the Company (as described in ARTICLE 10); provided, however, that if the Company is unable for whatever reason to provide the Executive with coverage under one or more such plans then (i) the Company, consistent with sound business practices, shall use its best efforts to provide the Executive with an individual policy or policies of insurance providing such coverage and (ii) any premium charged for such individual policy or policies, to the extent it exceeds the cost of providing coverage under the Company plan or plans, shall be paid by the Company.

For purposes of this Agreement, “Change in Control” shall mean any of the following:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of Company securities representing more than 30% of the aggregate voting power of all classes of the Company’s voting securities on a fully diluted basis, after giving effect to the conversion of all outstanding warrants, options and other securities of the Company convertible into or exercisable for voting securities of the Company (whether or not such securities are then exercisable);

(b) The shareholders of the Company approve a plan of merger, consolidation or share exchange between the Company and an entity other than a direct or indirect wholly-owned subsidiary of the Company, unless the Company shareholders immediately before the completion of such transaction will continue to hold at least 50% of the aggregate voting power of all classes of voting securities of the surviving or resulting entity;

(c) The shareholders of the company approve a proposal with respect to the sale, lease, exchange or other disposition of all, or substantially all, of the Company’s property, unless the Company shareholders immediately before the completion of such transaction will continue to hold, directly or indirectly, at least 50% of the aggregate voting power of all classes of voting securities of the transferee;

(d) During any period of two consecutive years (which period may be deemed to begin prior to the date of this Agreement), individuals who at the beginning of such period constituted the Board, together with any new members of the Board whose election by the Board or whose nomination for election by the Company’s shareholders was approved by a majority of the members of the Board then still in office who either were directors at the beginning of such period or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the Board; or

(e) The Board, in its sole discretion, determines that a Change in Control has occurred.

ARTICLE 13

POST-TERMINATION OBLIGATIONS

All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with the following provisions during the Term and following the termination of the Executive’s employment:

13.1. Assistance in Litigation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive. The Company shall promptly reimburse the Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 13.1.

13.2. Confidential Information. The Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or affiliates, or to any businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to the extent necessary or desirable in connection with obtaining financing for the Company (or furnishing such information under any agreements, documents or instruments under which such financing may have been obtained) or otherwise disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company; or as may be required by law.

13.3. Noncompetition. The Executive shall not: (i) during his employment by the Company and for the three-year period following the expiration of the Term, without the prior written consent of the Company, engage directly or indirectly, as a licensee, owner, manager, consultant, officer, employee, director, investor or otherwise, in any business in competition with the Company; or (ii) usurp for his own benefit any corporate opportunity under consideration by the Company during his employment, unless the Company shall have finally decided not to take advantage of such corporate opportunity. The restrictions of part (i) of this Section 13.3 shall not apply if the employment of the Executive is terminated by the Company’s exercise of the Notice Exception or by the Executive for Good Reason, and shall further not apply to a passive investment by the Executive constituting ownership of less than five percent (5%) of the equity of any entity engaged in any business described in part (i) of this Section 13.3. The Executive acknowledges that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section 13.3 are required for the reasonable protection of the Company.

13.4. Nonsolicitation. During his employment by the Company and for the one-year period following the expiration of the Term, the Executive will not recruit or solicit any employee of the Company to leave the Company to work with or for Executive or for any other person or business by whom Executive is employed. During the Term and for the one-year period following the expiration of the Term, the Executive will not recruit or solicit any customers or vendors of the Company to become customers or vendors of any business entity that competes with any of the businesses owned or operated by, or under common ownership with, the Company.

13.5. Nondisparagement. The Executive shall not make any statements that denigrate or disparage the Company, its employees or its Board to the media or financial analysts. The Company, the Board and the Company’s employees shall not make any statements that denigrate or disparage the Executive to the media or financial analysts.

13.6. Return of Company Property. All records, files, drawings, documents, models, equipment and the like relating to the business of the Company that the Executive prepared or used or came in contact with during the Executive’s employment by the Company shall be and remain the sole property of the Company and the Executive warrants that as of the termination of the Executive’s employment all such property will be returned to the Company and that the Executive will not retain any such property. In addition, upon termination of his employment hereunder the Executive agrees to turn over to the Company all documents (including without limitation paper documents, audiotapes, videotapes and other recording media, as well as all copies and transcripts thereof) that contain matters of or relating to trade secrets, confidential information, etc. of the Company.

13.7. Failure to Comply. In the event that the Executive shall fail to comply with any provision of this ARTICLE 13, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to the Executive, all rights hereunder of the Executive and any person claiming under or through him shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder (except for benefits under employee benefit plans or programs as provided in ARTICLE 10 which have been earned or otherwise fixed or determined to be payable prior to such termination). In addition to the foregoing, in the event of a breach or threatened breach by the Executive of the provisions of this ARTICLE 13, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Executive from committing such violation, and the Executive hereby consents to the issuance of such injunction.

ARTICLE 14

ADDITIONAL PAYMENTS BY COMPANY

14.1. Gross-Up Payment. This Section 14.1 applies if (i) any amount required to be paid or distributed to the Executive pursuant to this Agreement and any other amounts otherwise required to be paid or distributed to the Executive by the Company shall constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the aggregate of such parachute payments shall cause the Executive to be subject to the excise tax on excess parachute payments under Section 4999 of the Code (the “Excise Tax”), or any successor or similar provision thereof and (iii) the total of all such parachute payments equals or exceeds one hundred ten percent (110%) of the amount that could be paid to the Executive without the Executive incurring an Excise Tax liability. In that event, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount the Executive shall receive after the payment of any Excise Tax and any Excise Tax or other taxes on the Gross-Up Payment, shall equal the amount which he would have received if the Excise Tax had not been imposed. The Gross-Up Payment shall be the sum of the following:

(a) The rate of the Excise Tax multiplied by the amount of the excess parachute payments;

(b) Any federal income tax, social security tax, unemployment tax or Excise Tax imposed upon the Executive as a result of the Gross-Up Payment required to be made under this ARTICLE 14; and

(c) Any state income or other tax imposed upon the Executive as a result of the Gross-Up Payment required to be made under this ARTICLE 14.

For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the Excise Tax is required to be paid. In addition, the Executive shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

( 1 - (highest marginal rate of federal income taxation for individuals)) x (highest marginal rate of [Virginia] income taxes for individuals in the calendar year in which the Excise Tax is required to be paid).

In the event the Executive is subject to the provisions of Section 68 of the Code, the combined federal and state income tax rate determined above shall be adjusted to reflect any loss in the federal deduction for state income taxes on the Gross-Up Payment.

The Gross-Up Payment shall be made not later than the fifth (5th) day, or as soon thereafter as the Company deems practicable, following the date the Executive becomes subject to payment of the Excise Tax; provided, however, that if the amount of such payment cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payment and shall pay the remainder of such payment (together with interest at the rate provided under Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but no later than the thirtieth (30th) day after the date the Executive becomes subject to the payment of the Excise Tax. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, to the extent permitted by applicable law, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, federal and state taxes imposed on the Gross-Up Payment being repaid by the Executive, if such repayment results in a reduction in Excise Tax and/or a federal or state tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

14.2. Reduction in Parachute Payments. This Section 14.2 applies if (i) any amount required to be paid or distributed to the Executive pursuant to this Agreement and any other amounts otherwise required to be paid or distributed to the Executive by the Company shall constitute a parachute payment within the meaning of Section 280G of the Code, (ii) the aggregate of such parachute payments shall cause the Executive to be subject to the Excise Tax and (iii) the total of such parachute payments is less than one hundred ten percent (110%) of the amount that could be paid to the Executive without the Executive incurring an Excise Tax liability. In that event, such payments shall be reduced to the maximum amount that may be paid without subjecting the Executive of the Excise Tax.

ARTICLE 15

ATTORNEYS’ FEES

In the event that the Executive incurs any attorneys’ fees in connection with entering into this Agreement or in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which the Executive is a participant, the Company shall reimburse the Executive for such reasonable attorneys’ fees and for any other reasonable expenses related thereto unless, in the case of an action instituted by the Executive, the Executive is acting in bad faith. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses.

ARTICLE 16

BENEFICIARY

The Executive shall name one or more primary beneficiaries and one or more contingent beneficiaries, who shall be entitled to receive any death benefit payable under ARTICLE 8 or any benefits payable under ARTICLE 9 due to the Executive’s death following commencement of payments under ARTICLES 7 or 12, which beneficiary or beneficiaries shall be subject to change from time to time by notice in writing to the Board. A beneficiary may be a trust, an individual or the Executive’s estate. If the Executive fails to designate a beneficiary, primary or contingent, then and in such event, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive’s estate. If a named beneficiary entitled to receive any death benefit is not living or in existence at the death of the Executive or dies prior to asserting a written claim for any such death benefit, then and in any such event, such death benefit shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive’s estate. If a named beneficiary is receiving or is entitled to receive payments of any such death benefit and dies before receiving all of the payments due him, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

ARTICLE 17

DECISIONS BY COMPANY; FACILITY OF PAYMENT

Any powers granted to the Board hereunder may be exercised by a committee, appointed by the Board, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement; provided, however, that any action by the Company to terminate the Executive’s employment under the Notice Exception or for Cause or to enforce (or assert the Executive’s violation of) the provisions of ARTICLE 13 shall be taken only pursuant to a resolution adopted by a majority of the members of the Board (and not a committee or other delegate of the Board) at a duly held meeting of the Board. Subject to and to the extent not inconsistent with the provisions of ARTICLE 16, if the Board or the committee shall find that any person to whom any amount is or was payable hereunder is unable to care for his affairs because of illness or accident, or is a minor, or has died, then the Board or the committee, if it so elects, may direct that any payment due him or his estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of his spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by the Board or committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Board or committee may deem proper. Any such payment shall be in complete discharge of the liability of the Company therefor.

ARTICLE 18

INDEMNIFICATION

The Company shall indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law from any and all liability of the Executive arising out of, or in connection with, his employment by the Company or membership on the Board; provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under any indemnification insurance policy or the bylaws or charter of the Company or by agreement.

ARTICLE 19

SOURCE OF PAYMENTS; NO TRUST

The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

ARTICLE 20

SEVERABILITY

All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid in an arbitration under Section 24.2, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

ARTICLE 21

ASSIGNMENT PROHIBITED

This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this ARTICLE 21 shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death or (ii) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto.

ARTICLE 22

NO ATTACHMENT

Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

ARTICLE 23

HEADINGS

The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

ARTICLE 24

GOVERNING LAW; ARBITRATION

24.1. Governing Law. The parties intend that this Agreement and the performance hereunder and all proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the Commonwealth of Virginia and that in any proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the Commonwealth of Virginia shall be applicable and shall govern to the exclusion of the laws of any other forum.

24.2. Arbitration. Any dispute arising out of, in connection with or by reason of this Agreement, including the breach, termination, interpretation or validity thereof shall be finally resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration as in effect on the Effective Date, by three arbitrators of whom each party shall select one and the third to be selected by the two party-designated arbitrators. Prior to the first presentation to the panel of arbitrators each party shall submit to the arbitrators and the other party a written statement setting forth that party’s position with respect to the issue or issues being arbitrated and the correct interpretation of this Agreement, the correct resolution of the issues and the amount, if any, that the party claims should be paid under this Agreement with respect to such issue or issues. At the conclusion of the arbitration the panel shall approve the position of one of the parties and the interpretation, resolution or the amount, if any, to be paid in accordance with that party’s written statement. Except as provided in the two preceding sentences, the arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § § 10-16. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be in the city in which the Company’s principal executive office is located.

ARTICLE 25

BINDING EFFECT

This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

ARTICLE 26

MERGER OR CONSOLIDATION

The Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the “Successor Corporation”) unless the Successor Corporation shall assume this Agreement, and upon such assumption, the Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement.

ARTICLE 27

COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ARTICLE 28

ENTIRE AGREEMENT

This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and, as of the Effective Date, supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Company and the Executive or Standard Commercial Corporation and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

ARTICLE 29

NOTICES

All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

(a)	If to the Executive:

Robert E. Harrison

7300 Haymarket Lane

Raleigh, North Carolina

With a copy to:

Michael P. Bentzen, Esq.

Hughes & Bentzen, PLLC

1667 K Street, N.W.

Suite 520

Washington, D.C. 20006

Fax Number: (202) 293-8973

(b)	If to the Company:

DIMON Incorporated

512 Bridge Street

P.O. Box 681

Danville, Virginia 24543-0681

Fax Number: (804) 791-0180

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 29.

ARTICLE 30

MODIFICATION OF AGREEMENT

No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this ARTICLE 30 may not be waived except as herein set forth.

ARTICLE 31

TAXES

To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

ARTICLE 32

RECITALS

The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

ARTICLE 33

EFFECT OF PRIOR AGREEMENTS

This agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and supersedes and replaces as of the Effective Date any prior employment agreement, understanding or arrangement (whether written or oral) between the Company and the Executive or Standard Commercial Corporation and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EXECUTIVE

/s/ Robert E. Harrison		(SEAL)
Robert E. Harrison

WITNESS:

/s/ Donald R. Reynolds

DIMON INCORPORATED

By:	/s/ Brian J. Harker
Chief Executive Officer

Attest:

/s/ Thomas C. Parrish
Secretary/Asst. Secretary

Exhibit I

Special Long-Term Incentive

Section 4.3

Objective

•	Establish a significant special incentive opportunity for achieving targeted cumulative earnings per share and specific projected savings over initial two-year period following completion of the transaction

Rationale

•	Encourage executives to work together to post the desired transaction results

•	Rewards for achieving cumulative EPS and savings targets which should be reflected in increased shareholder value

•	Rewards aligned with long-term transaction objectives vs. a “getting the deal done” bonus

Participants

•	Chairman of the Board/Chief Executive Officer and President/Chief Operating Officer

•	Others selected by CEO and President, and approved by Compensation Committee

Measurement/Objective

•	Goal of two-year (4/1/05 - 3/31/07) cumulative earnings per share of $(*) and total cash cost reductions, specifically targeted as a resulting benefit of the transaction, of $(**) million

-	75% of the incentive payout is based on cumulative EPS

-	25% of the incentive payout is based on cumulative cost reductions

Awards/Payout

•	COB/CEO and President/COO each eligible to receive a cash award of up to $1,100,000 for achieving cumulative targeted results in the performance period (fiscal years 2006 and 2007)

-	Achieving cumulative EPS over the period of $(*) earns a cash bonus of $825,000

••	Achievement of a minimum cumulative EPS of $(70% of *) results in minimum payout of $200,000; scaled payouts between minimum achievement level and target

-	Achieving targeted cash cost reduction synergies of $(**) million earns a cash bonus of $275,000

••	Achievement of $(75% of **) million of targeted savings results in minimum payout of $100,000; scaled payouts between minimum and target

*	Within 60 days following the Effective Time, the Executive Compensation Committee of the Board of Directors of the Company as constituted immediately following the Effective Time, in its sole discretion but after consultation with the Chairman of the Board/Chief Executive Officer and President/Chief Operating Officer, shall prescribe the cumulative EPS target for the performance period.

**	Within 60 days following the Effective Time, the Executive Compensation Committee of the Board of Directors of the Company as constituted immediately following the Effective Time, in its sole discretion but after consultation with the Chairman of the Board/Chief Executive Officer and President/Chief Operating Officer, shall prescribe the specific types and amounts of cost reductions to be achieved during the performance period.